Exhibit 10.16

March 29, 2006

VIA OVERNIGHT MAIL DELIVERY

Donald Roland

c/o          David Rodman Cohan, Esq.

Cohan & West, P.C.

201 N. Charles St.

Suite 2404

Baltimore, MD  21201

Re:  Transition Arrangements

Dear Don:

This letter (the “Letter Agreement”) confirms our legally binding agreement concerning your amicable change of position to Non-Executive Chairman from Chairman and Chief Executive Officer of Vertis Holdings, Inc. and Vertis, Inc. and its subsidiaries (referred to collectively as “Vertis”) for the period from March 1, 2006 to March 31, 2008, and the special benefits that are being offered to you in order to ensure a smooth transition.

1.             Resignation as Chairman and CEO.   Effective immediately, you are leaving your position as Chairman and Chief Executive Officer of Vertis and all other executive directorships and officer positions which you currently hold with Vertis.  Simultaneously, you will assume the position of Non-Executive Chairman of the Board of Directors of Vertis, Inc. and Vertis Holdings, Inc.

2.             Employment Status.   Your employment with Vertis will continue, in the capacity of Non-Executive Chairman and employee until March 31, 2008 (the “Transition Period”), unless you or Vertis terminates your employment earlier.  If Vertis terminates your employment for Cause (as defined below), then, notwithstanding the foregoing sentence, the Transition Period will end as of the date your employment is terminated.  Except for a termination for Cause, your rights to payments and benefits described herein shall remain in effect until March 31, 2008.  If requested by a majority of the members of the Board of Directors of Vertis, you will resign your position as Non-Executive Chairman of the Board of

Directors, but all of the other benefits provided to you under the Letter Agreement will still be retained.  For purposes of this Letter Agreement, “Cause” means (a) gross negligence or willful misconduct by you in connection with the performance of your duties hereunder that is materially injurious to Vertis, monetarily or otherwise, (b) your conviction by a court of competent jurisdiction for felony criminal conduct or (c) your material violation of the provisions of Section 10 of this Letter Agreement, unless, in the case of clauses (a) or (c), the event constituting Cause is curable and has been cured by you within ten business days of your receipt of written notice from Vertis that an event constituting Cause has occurred and specifying in reasonable detail the actions required to effect a cure.

3.             Duties.  During your continued employment with Vertis, you will report to the Board of Directors of Vertis acting by a majority of the Board.  During the Transition Period, you will not be authorized to perform any work or functions on behalf of Vertis except as specifically approved by the Chief Executive Officer or the Board and with respect to which assignments you and the Chief Executive Officer mutually agree; provided that your consent may not be withheld unreasonably.  Specifically, you will not be involved in the day to day operations of Vertis, but rather your efforts will exclusively be dedicated to recommending growth opportunities and innovations for Vertis’ consideration.

4.             Compensation, Benefits and Outplacement.   In consideration of your entering into this Letter Agreement and as consideration for the general releases included in Section 15 and the other obligations under this Letter Agreement, including your continued services to be rendered as an employee, Vertis will provide you with the following compensation and benefits.  Vertis will pay you during the Transition Period, in accordance with Vertis’ regular payroll practice for its senior executives, an annual base salary of $650,000 (the “Annual Base Salary”).  During the Transition Period, except as provided below, you shall continue to be eligible to participate in all retirement, health and welfare benefit plans of Vertis (including any medical, prescription, dental, disability, life insurance, accidental death and travel accident insurance plans and programs maintained by Vertis) or, in the discretion of Vertis, to have substantially equivalent coverage provided under an alternative arrangement, to the same extent, and subject to substantially the same terms and conditions, as these arrangements are made available generally to the senior officers of Vertis.  Notwithstanding the immediately preceding sentence, your participation in the Vertis Supplemental Executive Retirement Plan (the “SERP”) will cease as of March 1, 2006, in accordance with Vertis Retirement Committee action taken under SERP Section 2.1(c).  You understand that the Retirement Committee interprets the SERP to provide that your “Final Average Compensation” used in calculating your SERP Benefit is determined using your “Compensation” for calendar years 2001, 2002, 2003, 2004 and 2005, and you agree that this interpretation applies to calculating your SERP Benefit.  (See attached exhibits regarding SERP calculations and election rights.)  You (and, as applicable, your eligible dependents) will be entitled to elect healthcare continuation coverage (“COBRA”) in accordance with the provisions of Section 4980B of the Internal Revenue Code of 1986, as amended, when your employment with Vertis terminates.  Vertis shall pay the cost of providing you with outplacement services, up to a maximum of $32,500 provided that such services are (a) utilized by you starting six (6) months from March 1, 2006 and ending two (2) years from the start date and (b) provided by a recognized outplacement provider.  Such payment shall be made by Vertis directly to the service provider promptly following the provision of such services and the presentation to Vertis of documentation of the provision of such services.

5.             Reimbursement of Business Expenses.    During the Transition Period, Vertis will reimburse you for ordinary and necessary, pre-approved business expenses incurred by you in the performance of your duties in accordance with Vertis’ usual policies and subject to your substantiation of such expenses.

6.             Equity Interests.  You are a party to those certain agreements with Vertis known as the Amended and Restated Retained Share Agreement and the Amended and Restated Management Subscription Agreement, each dated as of August 31, 2003 (collectively, the “Retained Equity Agreements”) and that certain Restricted Stock Agreement dated effective as of May 20, 2004 (the “Restricted Stock Agreement”), under which you are the beneficial owner of an equity stake in Vertis.  By execution of this Letter Agreement, you agree to forfeit to Vertis, effective immediately, the shares of common stock of Vertis that are subject to the Restricted Stock Agreement.  In consideration of your forfeiture of such shares under the Restricted Stock Agreement, Vertis hereby forever waives its call rights (exclusive of any drag-along rights, which shall continue to be in effect) against the shares of common stock that are subject to the Retained Equity Agreements and agrees to take all actions necessary to amend the Retained Equity Agreements to provide for the continuation beyond your termination of employment with Vertis for any reason of the pre-IPO tag-along rights that you (or, as applicable, your estate) enjoy with respect to the shares subject to the Retained Equity Agreements.

7.             Death or Disability.  In the event that you die or are permanently disabled before March 31, 2008, your employment with Vertis will automatically terminate upon your death or permanent disability if not earlier terminated and Vertis will pay to you or your estate, as applicable, the Annual Base Salary for, and over the remaining balance of, the Transition Period, less applicable withholding taxes.  Such payments will be made at the same time and in the same increments as were being made during your employment.  Notwithstanding anything in this Section 7 to the contrary, in the event you become permanently disabled, the amount of Annual Base Salary that Vertis will pay to you each month during the balance of the Transition Period will be offset by any disability income benefit to which you are entitled for such month under a short-term or long-term disability plan or alternative arrangement provided by Vertis.

8.             Change in Control or Liquidity Event.

(a)           In the event that on or before June 29, 2006, which is the 120th day following March 1, 2006, a Change in Control (as defined herein) shall occur or on or before June 29, 2006 an agreement is executed, the consummation of which would result in a Change in Control, Vertis will pay to you, in a lump sum cash payment upon the closing of the transaction constituting such Change in Control or as soon as practicable thereafter, $650,000 less applicable taxes.  Such amount shall be in addition to, and not in lieu of, other payments and benefits payable to you during the Transition Period.

(b)           For purposes of this Letter Agreement, a “Change in Control” shall be deemed to have occurred on the first date after this Letter Agreement becomes effective on which (1) any Person (as defined below) shall acquire, whether by purchase, exchange, tender offer, merger, consolidation or otherwise, beneficial ownership of securities of Vertis, Inc. constituting fifty percent (50%) or more of the combined voting power of the securities of Vertis, Inc., (2) any Person shall acquire all or substantially all of the assets of Vertis, Inc. pursuant to a sale, dissolution or liquidations, or (3) any Person shall acquire the ability to appoint or elect a majority of the members of the Board of Directors of Vertis, Inc.  For purposes of the preceding sentence, “Person” shall have the meaning given in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended from time to time, as such term is modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) Vertis Holdings, Inc., Thomas H. Lee Partners or Thomas H. Lee Equity Fund IV, L.P., Evercore Capital Partners L.P. and each of their respective affiliates (the “Designated Investors”), (ii) a trustee or other fiduciary holding securities under an employee benefit plan of Vertis, Inc. or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities and (iv) a corporation owned, directly or indirectly, by the Designated Investors, such that the aggregate ownership of securities or assets of Vertis, Inc. or the ability to appoint or elect directors of Vertis, Inc. that is attributable to such Designated Investors would not decrease to a level that would result in a Change in Control, if such ownership or ability was deemed to be held directly in Vertis, Inc.  The completion of an initial public offering in which no Person acquires beneficial ownership of fifty percent (50%) or more of the combined voting power of the securities of such Person shall not constitute a Change in Control, nor shall the acquisition of beneficial ownership of securities of Vertis, Inc. by a Person which has a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, if such acquisition does not result in the Designated Investors owning thirty percent (30%) or less of the combined voting power of the securities of Vertis, Inc.  Notwithstanding the foregoing, a Change in Control shall be deemed to have occurred on the date when the Designated Investors together with the senior management of Vertis, Inc. (as determined by the Designated Investors) cease to beneficially own at least thirty percent (30%) or more of the combined voting power of the securities of Vertis, Inc.

9.             Accrued Benefits.   Upon your termination of employment with Vertis for any reason, in addition to any other amounts and benefits provided for in this Letter Agreement, you (and your beneficiaries and dependents, as applicable) shall be entitled to receive all vested benefits under Vertis’ benefit plans, policies and programs in which you participated, in accordance with the terms of such plans, policies and programs (except to the extent that such benefits are duplicative of benefits provided for in this Letter Agreement).

10.          Confidentiality; Competition; Solicitation; Intellectual Property; Return of Property.

(a)           Throughout your employment with Vertis, you have been privy to Vertis’ confidential and proprietary business information, including customer information, business plans, strategic plans, marketing strategies, financial, tax and performance information, and other information about the present and proposed business of Vertis.  Accordingly, you acknowledge and affirm your continuing obligation to keep confidential and hold in a fiduciary capacity for the benefit of Vertis any and all secret or confidential information, knowledge or data relating to Vertis or any of its predecessors or affiliated companies and their respective businesses that you obtain or have obtained during your employment by Vertis or any of its predecessors or affiliated companies and that is not public knowledge (other than as a result of your violation of your obligations to Vertis, including those set forth herein) (“Confidential Information”).  You shall not communicate, divulge or disseminate Confidential Information at any time during or after your employment with Vertis, except with the prior written consent of the Chief Executive Officer of Vertis or as otherwise required by law or legal process (of which you have delivered to the Chief Executive Officer of Vertis prompt prior notice).

(b)           During your employment with Vertis and for a period of two years after the termination of your employment with Vertis for any reason, you shall not, without the prior written consent of the Chief

Executive Officer of Vertis, directly or indirectly engage in or be interested in (as owner, partner, stockholder, employee, director, officer, agent, consultant or otherwise), with or without compensation, any business which is in competition with any line of business actively being conducted or to your knowledge, contemplated by Vertis or any of its subsidiaries now, at any time during the Transition Period, or on the date that your employment terminates.  Nothing herein will prohibit you from acquiring or holding not more than one percent of any class of publicly traded securities of any business.

(c)           During your employment with Vertis and for a period of two years after the termination of your employment for any reason, you shall not, directly or indirectly: (i) solicit or accept business from any customer of Vertis or prospective customer being actively pursued by Vertis, to the extent such business involves products or services that are competitive with those offered by Vertis; (ii) solicit, encourage, or attempt to cause any customer, supplier or contractor of Vertis, or any prospective customer, supplier or contractor being actively pursued by Vertis, to terminate, reduce or otherwise adversely modify any business relationship with Vertis or not to proceed with, or enter into, any business relationship with Vertis; or (iii) otherwise interfere with or damage (or attempt to interfere with or damage) any business relationship between Vertis and a customer, contractor or supplier.

(d)           Except as set forth below, during your employment with Vertis and for a period of two years after the termination of your employment with Vertis, you shall not, without the prior written consent of the Chief Executive Officer of Vertis, directly or indirectly, hire any person who was employed by Vertis or any of its subsidiaries or affiliates within the six-month period preceding the date of such hiring or solicit, entice, persuade or induce any person or entity doing business with Vertis and its subsidiaries or affiliates, to terminate such relationship or to refrain from extending or renewing the same.

(e)           You agree that during your employment with Vertis and continuing after the termination of your employment for any reason, you will not communicate or make or cause, directly or indirectly, any other person or entity to communicate or make, any derogatory or disparaging statements about Vertis, its products or services, or any of its current or former officers or employees.

(f)            You agree that the restrictions set forth in this Section 10 are reasonable and necessary to protect the legal interests of Vertis.  Your obligations under this Section 10 shall survive any breach of this Agreement or any other obligation by Vertis, and any breach by Vertis shall not in any way alter or relieve your obligations under this Section 10.  If you breach any of the restrictions in this Section 10, then in addition to any other damages or relief to which Vertis may be entitled, Vertis shall be relieved of the obligation to make any further payments to you under this Agreement, provided, however, that if Executive shall dispute that such breach shall have occurred, Vertis shall immediately commence an action for a declaratory judgment or other appropriate action to determine this issue and shall make all payments as and when due into the court to be held by the clerk of court in accordance with Maryland Rule 16-303. Executive shall agree to the entry of an appropriate order of court respecting such payments, which shall continue until the issue whether Executive shall have breached this Section 10 shall have been fully adjudicated, all rights of appeal having been exhausted, upon which the monies shall be released to the party determined by the court to be entitled to them.  You acknowledge that a violation of any of the covenants contained in this Section 10 will cause immediate and irreparable injury to Vertis, for which injury there is no adequate remedy at law, and you further agree that, in addition to any other legal or equitable relief, Vertis shall be entitled to injunctive relief in the event of any actual or threatened breach of the restrictions and shall not be required to post bond or prove actual damages.  If the scope or content of any restriction contained in this Letter Agreement is too broad to permit enforcement of such restriction to its full extent, then the restriction shall be enforced to the maximum extent permitted by law, and the parties hereby consent that the scope or restriction shall be judicially modified accordingly in any proceeding brought with respect to the enforcement of the restriction.  The prevailing party in any action to enforce this Section 10 or remedy a breach shall be entitled to recover from the non-prevailing party the expenses, including reasonable attorneys’ fees, incurred in the action, in addition to any other relief awarded by the court.

(g)           You agree that any and all intellectual property developed within the scope of employment or relating to Vertis’ business, existing or which in the future may exist, including all patents, copyrights, trademarks or trade names, all ideas, concepts, themes, inventions, designs, improvements and discoveries conceived or developed, whether by you or others, shall remain the sole and exclusive property of Vertis.

(h)           Since this Transition Period is designed to provide you the ability to explore alternatives, as long as you do not engage in any activities prohibited by Section 10, you shall have the absolute right to engage in any and all business or charitable activities that you elect to perform.

11.          Indemnification.   Except to the extent inconsistent with Vertis’ certificate of incorporation or bylaws, Vertis will indemnify you and hold you harmless to the fullest extent permitted by law with respect to your service as an employee, officer and director of Vertis and its subsidiaries, which indemnification shall be provided following your termination of employment for so long as you may have liability with respect to your service as an employee, officer or director of Vertis and its subsidiaries.  You will be covered by a directors’ and officers’ insurance policy with respect to your acts as an officer and director to the same extent as all other Vertis officers and directors under such policies.

12.          Dispute Resolution; Attorneys’ Fees.   Other than with respect to Vertis’ right to obtain injunctive relief under Section 10 (which shall not be subject to the provisions of this Section 12), all disputes arising under or related to the employment of you or the provisions of this Letter Agreement shall be settled by arbitration under the rules of the American Arbitration Association then in effect, such arbitration to be held in Baltimore, Maryland, as the sole and exclusive remedy of either party.  The arbitration shall be heard by one arbitrator mutually agreed upon by the parties, who must be a former judge.  In the event that the parties cannot agree upon the selection of the arbitrator within 10 days, each party shall select one arbitrator and those arbitrators shall select a third arbitrator who will serve as the sole arbitrator.  The arbitrator shall have the authority to order expedited discovery, hearing and decision, including the ability to set outside time limits for such discovery, hearing and decision.  The parties shall direct the arbitrator to render a decision not later than 90 days following the arbitration hearing.  Judgment on any arbitration award may be entered in any court of competent jurisdiction.  Vertis will advance the payment of the arbitrator’s fees and costs, but whichever party is not the prevailing party in the arbitration shall ultimately be responsible for the payment of the arbitrator’s fees and costs.  Each party shall be responsible for the payment of its/his own attorneys’ fees, except to the extent otherwise provided in this Letter Agreement.  Except as the Parties may otherwise agree, the arbitration proceedings shall be conducted in private and shall not be open to the public or anyone other than the Parties (which shall include authorized representatives of Vertis), the Parties’ attorneys and witnesses.  Any arbitration award shall be kept private and shall not be publicly disclosed, except to the extent that the Parties otherwise agree, the Parties may be required by law to disclose or report the arbitration award, or as may be necessary to enforce the arbitration award.

13.          Successors.

(a)           This Letter Agreement is personal to you and without the prior written consent of Vertis, your rights under this Letter Agreement shall not be assignable (except by will or the laws of descent and distribution).  This Letter Agreement shall inure to the benefit of and be enforceable by your legal representatives.

(b)           This Letter Agreement shall inure to the benefit of and be binding upon Vertis and its successors and assigns.

(c)           Vertis shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Vertis expressly to assume and agree to perform this Letter Agreement in the same manner and to the same extent that Vertis would have been required to perform it if no such succession had taken place.  As used in this Letter Agreement, the term “Vertis” shall mean both Vertis as defined above and any such successor.

14.          Miscellaneous.

(a)           The validity, construction and effect of this Letter Agreement, and the rights of any and all persons having or claiming to have any interest under this Letter Agreement, shall be governed by and determined exclusively in accordance with the laws of the State of Maryland, without regard to its provisions concerning the applicability of laws of other jurisdictions.  The parties to this Letter Agreement agree and submit to the personal jurisdiction and venue of Baltimore, Maryland, with respect to the enforcement of, and resolution of any dispute under, this Letter Agreement.  Notwithstanding the foregoing, the provisions of the Retained Equity Agreements with respect to the governing law that pertains to such agreements and the parties’ consent thereunder to personal jurisdiction and venue shall continue to control for purposes of the subject matter of the Retained Equity Agreements.

(b)           This Letter Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.  The captions of this Letter Agreement are not part of the provisions hereof and shall have no force or effect.

(c)           All notices and other communications under this Letter Agreement shall be in writing and shall be given by hand delivery to the other party, by overnight courier or by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to you:

Donald Roland

If to Vertis:

Vertis Inc.
250 W. Pratt Street,
18th Floor Baltimore,
Maryland 21201
Attention: Chief Legal Officer

with a copy to:

Thomas H. Lee Partners
75 State Street
Suite 2600
Boston, Massachusetts 02109
Attention:	Anthony J. DiNovi
Scott M. Sperling
Soren Oberg
Fax: (617) 227-3514

or to such other address as either party furnishes to the other in writing in accordance with this Section 14(c).

(d)           Notwithstanding any other provision of this Letter Agreement, the Company may withhold from amounts payable under this Letter Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

(e)           Your or the Company’s failure to insist upon strict compliance with any provisions of, or to assert any right under, this Letter Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Letter Agreement.  No waiver of any of the terms of this Letter Agreement will be valid unless in writing and signed by all parties.

(f)            Except as set forth in this Section 14(f), this Letter Agreement shall constitute the entire understanding of the parties with respect to the subject matter herein and supersedes any other agreement or other understanding, whether oral or written, express or implied, between Vertis and you to the extent that such agreements or understandings contain provisions addressed herein.  Specifically, this Letter Agreement supersedes that certain Employment Agreement, by and among Vertis, Inc., Vertis Holdings, Inc. and you, dated and effective as of August 31, 2003, which employment agreement shall be automatically canceled and become null and void upon this Letter Agreement becoming effective.  For the avoidance of doubt, this Letter Agreement shall not be construed to supersede the Retained Equity Agreements, but such Retained Equity Agreements shall be modified to the extent specifically set forth in Section 6 of this Letter Agreement.  You will not be entitled to any compensation, remuneration, benefits or other payments, except as specifically provided in this Agreement.

(g)           You are not required to seek other employment or to attempt in any way to mitigate or reduce any amounts payable to you by Vertis under this Letter Agreement.

(h)           This Letter Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

(i)            All provisions of this Letter Agreement are severable, and if any of them is determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Letter Agreement shall be unaffected thereby and shall remain in full force to the fullest extent permitted by law.

15.          General Release.  In keeping with our mutual intent to provide for an amicable separation, for yourself and your heirs and personal representatives, you hereby release and forever discharge Vertis, and its parents, subsidiaries, affiliates, successors, benefit plans, directors, officers, employees and shareholders (the “Vertis Released Parties”), from and against all liability, damages, actions and claims of any kind whatsoever, known and unknown, that you now have or may have had, or hereafter claim to have, on behalf of yourself or any other person or entity claiming through you, at any time, arising out of, or relating in any way to, any acts or omissions done or occurring in whole or in part prior to and including the date of this Letter Agreement, including, but not limited to, all such matters arising out of, or related in any way to, your employment or termination of employment with Vertis.  By this general release, you waive any right to sue or otherwise assert against any of the Vertis Released Parties any claim, including, but not limited to, any claim under Title VII of the Civil Rights Act of 1964, as amended, the Americans With Disabilities Act, the Age Discrimination In Employment Act, and all other federal, state and local laws pertaining to employment and/or employment discrimination.  In addition, Vertis, hereby releases you, your heirs personal representatives and estate, from and against all liability, damages, actions and claims of any kind whatsoever, known and unknown, that Vertis now has or may have had or hereafter claims to have had on behalf of Vertis or any other Person claiming through Vertis at any time, arising out of or relating in any way to any acts or omissions done or occurring in whole or in part prior to and including the date of this Letter Agreement, including, but not limited to all such matters of, or related in any way to Vertis’ employment of you (the “Vertis Release”). The foregoing Vertis Release shall not apply, however, to any act or omission with respect to which Vertis would not have the power to indemnify you under the provisions of Section 145 of the Delaware General Corporation Law regarding indemnification of corporate officers and directors.

*        *        *        *        *

Please read this Letter Agreement carefully and feel free to consult with your own legal counsel if you so desire.  You may have up to twenty-one (21) days to consider this final version of this Letter Agreement before signing it.  In addition, once you sign this Letter Agreement, you will have seven (7) days within which to revoke this Letter Agreement.  Any revocation must be in writing and delivered to me within seven (7) days after you sign this Letter Agreement.  This Letter Agreement will not become effective until the seven-day revocation period has expired, and you therefore will not receive any consideration under this Letter Agreement until after the revocation period has expired, and all prior agreements shall be unaffected until the seven-day revocation period has expired.

If the foregoing terms are acceptable to you, please confirm your agreement by signing your name below.  Your signature below will indicate that you are entering into this Letter Agreement freely and with a full understanding of its terms and effect.

Very truly yours,

/S/ John V. Howard, Jr.

John V. Howard, Jr.,
On behalf of Vertis, Inc. and
Vertis Holdings, Inc.

AGREED AND ACCEPTED:

/S/ Donald Roland
Donald Roland

Date:  April 10, 2006